Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-154892 and 333-142664 on Form S-3 and Registration Statement Nos. 333-35798, 333-35800, 333-65356, and 333-86467 on Form S-8 of our reports dated February 25, 2009, relating to the consolidated financial statements and financial statement schedules of Wisconsin Energy Corporation and subsidiaries, and the effectiveness of Wisconsin Energy Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wisconsin Energy Corporation and subsidiaries for the year ended December 31, 2008.

/s/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 25, 2009